IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	)	Chapter 11
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GOHEALTH, INC., et al.,[1]	)	Case No. 26-10914 (TMH)
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Debtors.	)	(Jointly Administered)
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AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF GOHEALTH, INC. AND ITS DEBTOR AFFILIATES

PACHULSKI STANG ZIEHL & JONES LLP	KIRKLAND & ELLIS LLP
Laura Davis Jones (DE Bar No. 2436)	KIRKLAND & ELLIS INTERNATIONAL LLP
James O’Neill (DE Bar No. 4042)	Anup Sathy, P.C.
Edward A. Corma (DE Bar No. 6718)	Alexandra F. Schwarzman, P.C. (admitted pro hac vice)
919 North Market Street, 17th Floor	David R. Gremling (admitted pro hac vice)
Wilmington, Delaware 19801	333 West Wolf Point Plaza
Telephone: (302) 652-4100	Chicago, Illinois 60654
Facsimile: (302) 652-4400	Telephone: (312) 862-2000
Email: ljones@pszjlaw.com	Facsimile: (312) 862-2200
joneill@pszjlaw.com	Email: anup.sathy@kirkland.com
ecorma@pszjlaw.com	alexandra.schwarzman@kirkland.com
dave.gremling@kirkland.com

Proposed Co-Counsel for the Debtors	Proposed Co-Counsel for the Debtors
and Debtors in Possession	and Debtors in Possession

Dated: July 13, 2026

1     The Debtors in these chapter 11 cases, along with the last four digits of the Debtors’ federal tax identification numbers, are: GoHealth, Inc. (3805); Blizzard Midco, LLC (3732); Connected Benefits, LLC (2162); e-TeleQuote Insurance, Inc. (2336); ETQ Holdings, LLC (8260); GoHealth Holdings, LLC (3653); GoHealth, LLC (5175); and Norvax, LLC (3063). The location of the Debtors’ service address for purposes of these chapter 11 cases is: 222 West Merchandise Mart Plaza, Suite 1750, Chicago, Illinois 60654.

TABLE OF CONTENTS

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INTRODUCTION
The Debtors2 propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. The classification of Claims and Interests set forth in Article III of this Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable and as set forth herein. This Plan does not contemplate substantive consolidation of any of the Debtors.
THIS PLAN IS BEING SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION.
ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS ENTITLED TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD REVIEW THE SECURITIES LAW RESTRICTIONS AND NOTICES SET FORTH IN THIS PLAN (INCLUDING UNDER ARTICLE IV.J OF THIS PLAN) IN FULL.
THE ISSUANCE OF ANY SECURITIES REFERRED TO IN THIS PLAN SHALL NOT CONSTITUTE AN INVITATION OR OFFER TO SELL, OR THE SOLICITATION OF ANY INVITATION OR OFFER TO BUY, ANY SECURITIES IN CONTRAVENTION OF APPLICABLE LAW IN ANY JURISDICTION. NO ACTION HAS BEEN TAKEN, NOR WILL BE TAKEN IN ANY JURISDICTION THAT WOULD PERMIT A PUBLIC OFFERING OF ANY SECURITIES REFERRED TO IN THIS PLAN (OTHER THAN SECURITIES ISSUED PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE IN A DEEMED PUBLIC OFFERING) IN ANY JURISDICTION WHERE SUCH ACTION FOR THAT PURPOSE IS REQUIRED.
ARTICLE I
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW
A.Defined Terms.
As used in this Plan, capitalized terms have the meanings set forth below.
1.“Ad Hoc Revolver Group” means that certain ad hoc group of (a) Rolled Term Lenders (as defined in the Super-Priority Credit Agreement) and (b) Revolving Lenders (as defined in the First Lien Credit Agreement), in each case, represented by the Ad Hoc Revolver Group Advisors.
2.“Ad Hoc Revolver Group Advisors” means Cahill Gordon & Reindel LLP, as counsel to the Ad Hoc Revolver Group; RPA Advisors, LLC, as financial advisor to the Ad Hoc Revolver Group; and a local law firm in each relevant jurisdiction.
3.“Ad Hoc TL Group” means that certain ad hoc group of (a) Initial Term Lenders and DDTL Term Lenders (each as defined in the Super-Priority Credit Agreement) and (b) Term Lenders (as defined in the First Lien Credit Agreement), in each case, represented by the Ad Hoc TL Group Advisors.
4.“Ad Hoc TL Group Advisors” means Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc TL Group; FTI Consulting, Inc., as financial advisor to the Ad Hoc TL Group; and a local law firm in each relevant jurisdiction.
2     Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan.

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5.“Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.
6.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.
7.“Agent” means the Super-Priority Loan Agent and/or the First Lien Term Loan Agent, as applicable.
8.“Allowed” means as to a Claim or an Interest, a Claim or an Interest expressly allowed under this Plan under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under this Plan, and (b) the Debtors, with the consent of the Required Lenders, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law; provided that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to this Plan.
9.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.
10.“Ballot” means a ballot accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote on this Plan shall, among other things, indicate their acceptance or rejection of this Plan in accordance with this Plan and the procedures governing the solicitation process.
11.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended, from time to time.
12.“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.
13.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each as amended from time to time.
14.“Blue Sky Laws” means any securities regulatory authority of any locality or any state under any local or state securities law.
15.“Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in New York are required or authorized by law to remain closed.
16.“Carrier Contract” means any contract with an insurance carrier that a Debtor is party to.
17.“Carrier Contract Amendments” means those amendments, modifications or supplements of any Carrier Contracts or any new agreements that the Debtors and Required Lenders determine are necessary or advisable in connection with the Restructuring Transactions.
18.“Cash” or “$” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.
19.“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

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20.“Cash Collateral Motion” means any motion Filed with the Bankruptcy Court seeking the Debtors’ consensual use of Cash Collateral.
21.“Cash Collateral Orders” means the Interim Cash Collateral Order and the Final Cash Collateral Order.
22.“Causes of Action” means any Claims, cross claims, third-party claims, Interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, loss, debt, fee or expense, judgment, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, contributions, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include:  (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any Avoidance Actions.
23.“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and (b) when used with reference to all Debtors, the procedurally consolidated and jointly administered cases pending for the Debtors in the Bankruptcy Court.
24.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
25.“Claims and Noticing Agent” means Donlin, Recano & Company, LLC, in its capacity as the claims, noticing, and solicitation agent retained for the Debtors.
26.“Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the clerk of the Bankruptcy Court or the Claims and Noticing Agent.
27.“Class” means a class of Claims or Interests as set forth in Article III of this Plan pursuant to section 1122(a) of the Bankruptcy Code.
28.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
29.“Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.
30.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.
31.“Confirmation Hearing” means the hearing(s) held by the Bankruptcy Court under section 1128 of the Bankruptcy Code on Confirmation of this Plan and approval of the Disclosure Statement and Solicitation Materials, as such hearing(s) may be adjourned or continued from time to time by (a) the Debtors, with the consent of the Required Lenders (not to be unreasonably withheld) or (b) the Bankruptcy Court.
32.“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which may also serve as the Disclosure Statement Order.
33.“Consenting Lender” means any lender that is a Holder of Super-Priority Loan Claims or First Lien Claims that has executed a Ballot in favor of this Plan.
34.“Consummation” means the occurrence of the Effective Date.
35.“Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

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36.“D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by or for the benefit of the Debtors for liabilities incurred by any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents or instruments relating thereto.
37.“Debtor” means each of GoHealth, Inc.; Blizzard Midco, LLC; Connected Benefits, LLC; e-TeleQuote Insurance, Inc.; ETQ Holdings, LLC; GoHealth Holdings, LLC; GoHealth, LLC; or Norvax, LLC, as applicable, each in its capacity as a debtor and debtor in possession in the Chapter 11 Cases.
38.“Debtor Release” means the release set forth in Article VIII.C of this Plan.
39.“Debtors” means, collectively, each and every Debtor.
40.“Definitive Documents” means, collectively and as applicable, (a) this Plan and all exhibits hereto; (b) the Solicitation Materials; (c) the Cash Collateral Orders; (d) the Confirmation Order; (e) the Disclosure Statement Order; (f) the Exit Facility Documents; (g) the New Organizational Documents; (h) the Plan Supplement; (i) all other motions, filings, documents, and agreements related to this Plan; (j) all regulatory filings and notices necessary to implement the Restructuring Transactions; (k) the Restructuring Transactions Memorandum; (l) the Carrier Contract Amendments; (m) the first day pleadings filed by the Debtors and all orders sought pursuant thereto; (n) the TRA Amendment; and (o) any other material agreements, instruments, pleadings, orders, documents, or briefs (including all exhibits, schedules, supplements, appendices, annexes, instructions, and attachments thereto) filed or utilized in connection with any of the foregoing or the Restructuring Transactions. All Definitive Documents shall be in form and substance reasonably acceptable to the Debtors and Required Lenders; provided that the New Organizational Documents shall be acceptable only to the Required Lenders in their sole discretion.
41.“Disbursing Agent” means the Debtors or the Reorganized Debtors, as applicable, or any Entity the Debtors or the Reorganized Debtors select to make or to facilitate distributions in accordance with this Plan.
42.“Disclosure Statement” means the disclosure statement related to this Plan, including all exhibits, supplements, modifications, amendments, and schedules thereto.
43.“Disclosure Statement Order” means the order of the Bankruptcy Court, which may be the Confirmation Order, approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the Solicitation Materials.
44.“Disputed” means, as to a Claim or an Interest, a Claim or an Interest:  (a) that is not Allowed; (b) that is not disallowed under this Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to a Filed Proof of Claim, an objection has been Filed.
45.“Distribution Record Date” means the record date for purposes of making distributions under this Plan on account of Allowed Claims, which date shall be the Confirmation Date, or such other date determined by the Debtors and the Required Lenders; provided that, to the extent Holders of the Debtors’ securities deposited with DTC are entitled to receive a distribution under this Plan, the Distribution Record Date shall not apply to any of the Debtors’ securities deposited with DTC and such Holders shall receive a distribution in accordance with the customary procedures of DTC used in connection with such distributions.
46.“DTC” means the Depository Trust Company.
47.“Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) the Confirmation Order is in effect and not subject to stay; (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of this Plan have been satisfied, in the reasonable judgment of the Debtors and the Required Lenders, or waived in accordance with Article IX.B of this Plan and the Restructuring Transactions are consummated; and (c) the Debtors declare this Plan effective; provided that the Effective Date shall occur no later than the Outside Date. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.
48.“Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with this Plan.
49.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

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50.“Equity Recovery Pool” means $10,282,831.85 in Cash, which will be funded from the proceeds of the New Money Exit Facility.
51.“Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.
52.“Estate” means, as to each Debtor, the estate created for such Debtor pursuant to sections 301 and 541 of the Bankruptcy Code and upon the commencement of the applicable Debtor’s Chapter 11 Case.
53.“Exculpated Parties” means, collectively, and in each case solely in its capacity as such (and to the extent permitted by Law): (a) each of the Debtors and (b) each of the Debtors’ current and former (i) directors, limited liability company managers, officers, and (ii) attorneys, financial advisors, or other professionals or advisors that were retained with Bankruptcy Court approval during any portion of the Chapter 11 Cases.
54.“Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.
55.“Exit Facility” means the Junior Takeback Debt, the Senior Takeback Debt, and/or the New Money Exit Facility, as applicable.
56.“Exit Facility Agents” means the agents under the Junior Takeback Debt, the Senior Takeback Debt, and/or the New Money Exit Facility, as applicable.
57.“Exit Facility Documents” means any documents governing the Exit Facilities, including any credit agreement governing the Exit Facilities, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.
58.“Exit Facility Term Sheet” means the term sheet setting forth the material terms regarding the Exit Facilities.
59.“Federal Judgment Rate” means the federal judgment rate specified by 28 U.S.C. § 1961 in effect as of the Petition Date.
60.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.
61.“Final Cash Collateral Order” means any order entered by the Bankruptcy Court approving the Cash Collateral Motion on a final basis.
62.“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn with prejudice or resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, the Local Bankruptcy Rules, or applicable non-bankruptcy law may be Filed with respect to such order will not preclude such order from being a Final Order.
63.“First Lien Claims” means any Claims on account of obligations or indebtedness under the First Lien Credit Agreement. For the avoidance of doubt, First Lien Claims include any and all interest, fees, and costs.
64.“First Lien Credit Agreement” means that certain Credit Agreement, dated as of September 13, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, including as amended by that certain Amendment No. 1, dated as of March 20, 2020, as further amended by that certain Incremental Facility Agreement and Technical Amendment No. 2, dated as of May 7, 2020, as further amended by that certain Incremental Facility Agreement No. 3, dated as of June 11, 2020, as further amended by that certain Amendment No. 4 to Credit Agreement and Incremental Facility Agreement, dated as of May 7, 2021, as further

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amended by that certain Amendment No. 5 to Credit Agreement and Incremental Facility Agreement, dated as of June 11, 2021, as further amended by that certain Amendment No. 6 to Credit Agreement and Incremental Facility Agreement, dated as of November 10, 2021, as further amended by that certain Amendment No. 7 to Credit Agreement, dated as of March 14, 2022, as further amended by that certain Amendment No. 8 to the Credit Agreement, dated as of August 12, 2022, as further amended by that certain Amendment No. 9 to the Credit Agreement, dated as of November 9, 2022, as further amended by that certain Amendment No. 10 to the Credit Agreement, dated as of March 15, 2023 and, as further amended by that certain Amendment No. 11 to the Credit Agreement, dated as of March 12, 2024, as further amended by that certain Amendment No. 12 to the Credit Agreement, dated as of October 15, 2024, as amended and restated by that certain Amendment and Restatement Agreement, dated as of November 4, 2024, as further amended by that certain Amendment No. 13 to the Credit Agreement, dated as of June 30, 2025, and as further amended by that certain Amendment No. 14 to the Credit Agreement, dated as of August 6, 2025), among Blizzard Midco, LLC, as holdings, Norvax, LLC, as borrower, the lenders party thereto, and Blue Torch Finance, LLC, as administrative agent and collateral agent.
65.“First Lien Term Loan Agent” means Blue Torch Finance, LLC, in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement.
66.“General Unsecured Claim” means any Claim that is not (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Secured Claim; (d) an Other Priority Claim; (e) a Super-Priority Loan Claim; (f) a First Lien Claim; (g) an Intercompany Claim; or (h) otherwise secured by collateral or entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.
67.“GoHealth Holdings Interests” means all existing Interests in GoHealth Holdings, LLC, except for any Interests held by a Debtor, which shall be classified as Intercompany Interests.
68.“GoHealth, Inc. Class A Common Stock” means all existing Interests in GoHealth, Inc. that constitute, or that constitute a right to receive, Class A Common Stock (as defined in the Stockholders Agreement), including any options, warrants, stock appreciation rights, and restricted stock units with respect to Class A Common Stock.
69.“GoHealth, Inc. Class B Common Stock” means all existing Interests in GoHealth, Inc. that constitute Class B Common Stock (as defined in the Stockholders Agreement).
70.“GoHealth, Inc. Preferred Stock” means all Series A redeemable convertible shares in GoHealth, Inc. designated pursuant to that certain Certificate of Designation of Series A Convertible Perpetual Preferred Stock of GoHealth, Inc., dated as of September 23, 2022.
71.“GoHealth Preferred Interests” means the GoHealth, Inc. Preferred Stock which shall be Reinstated and converted to membership interests in Reorganized GoHealth in accordance with the New Organizational Documents. For the avoidance of doubt, the conversion of any GoHealth, Inc. Preferred Stock to membership interests in Reorganized GoHealth shall be done in accordance with Title 6, Section 18-214 of the Delaware Code.
72.“Governance Term Sheet” means the term sheet setting forth the material terms regarding the go-forward corporate governance of the Reorganized Debtors.
73.“Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.
74.“Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.
75.“Holder” means an Entity or Entities holding a Claim against or Interest in any Debtor, as applicable.
76.“Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.
77.“Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the respective Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts, for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, other professionals, and respective agents of, or acting on behalf of, any of the Debtors.

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78.“Intercompany Claim” means any Claim against a Debtor held by another Debtor.
79.“Intercompany Interest” means an Interest in a Debtor held by another Debtor. For the avoidance of doubt, any Interest in GoHealth Holdings, LLC held by Debtor GoHealth, Inc. constitutes an Intercompany Interest.
80.“Interest” means, collectively, (a) any Equity Security, or any other equity (including, for the avoidance of doubt, preferred stock) or ownership interest (including any such interest in a partnership, limited liability company, or other Entity), in any Debtor, (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Bankruptcy Court to be an equity interest, including any Claim or debt that is recharacterized as an equity interest or subject to subordination as an equity interest pursuant to section 510(b) of the Bankruptcy Code, in each case whether or not arising under or in connection with any employment agreement.
81.“Interim Cash Collateral Order” means any order entered by the Bankruptcy Court approving the Cash Collateral Motion on an interim basis.
82.“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.
83.“Junior Takeback Debt” means the junior takeback debt, in the amount of $588,275,099, that will be issued by the Reorganized Debtors to Holders of First Lien Claims in accordance with the Exit Facility Documents.
84.“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, decree, injunction, order, ruling, assessment, writ, or other legal requirement or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
85.“Lender Voting Deadline” means May 17, 2026.
86.“Lien” means a lien, as defined in section 101(37) of the Bankruptcy Code.
87.“Management Incentive Plan” means the management incentive plan to be adopted by the Reorganized Debtors after the Effective Date in accordance with Article IV.K of this Plan, the terms and conditions of which shall be determined by the New Board in consultation with the Chief Executive Officer of Reorganized GoHealth.
88.“New Board” means the new board of directors or similar Governing Body of Reorganized GoHealth on the terms set forth in the New Organizational Documents.
89.“New Common Interests” means the membership interests in Reorganized GoHealth issued on or after the Effective Date.
90.“New Equity Interests” means the equity in Reorganized GoHealth issued on or after the Effective Date, including the New Common Interests and GoHealth Preferred Interests.
91.“New Money Exit Facility” means the new money term loan exit facility, in the amount of $20,000,000, that will be issued in accordance with the Exit Facility Documents.
92.“New Organizational Documents” means the documents providing for corporate governance of Reorganized GoHealth and the other Reorganized Debtors, as applicable, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and on the terms and conditions set forth in the Governance Term Sheet and otherwise in form and substance acceptable only to the Required Lenders in their sole discretion.
93.“Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

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94.“Other Secured Claim” means any Secured Claim against the Debtors other than a Super-Priority Loan Claim or First Lien Claim.
95.“Other Securities” has the meaning set forth in Article IV.J of this Plan.
96.“Outside Date” means July 31, 2026.
97.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
98.“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.
99.“Plan” means this joint chapter 11 plan, including all exhibits, supplements (including the Plan Supplement), appendices, and schedules (as amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference).
100.“Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with this Plan.
101.“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to this Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors prior to the Confirmation Hearing to the extent available, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable:  (a) the Schedule of Proposed Cure Amounts, (b) the Schedule of Retained Causes of Action; (c) the New Organizational Documents; (d) the Exit Facility Documents; (e) the Restructuring Transactions Memorandum; (f) to the extent known, the identities of the New Board; and (g) the TRA Amendment. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan and subject to the consent of the Required Lenders (not to be unreasonably withheld) on or before the Effective Date.
102.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
103.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.
104.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
105.“Professional Fee Amount” means the aggregate amount of unpaid Professional Fee Claims that the Professionals estimate in good faith they have incurred or will incur in rendering services to the Debtors prior to the Effective Date as set forth in Article II.B of this Plan.
106.“Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred on or after the Petition Date and through and including the Confirmation Date to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.
107.“Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors or the Reorganized Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.
108.“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

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109.“Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims or Interests, that such Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
110.“Related Party” means, collectively, with respect to any Person or Entity, each of, and in each case in its capacity as such, such Person’s or such Entity’s current and former directors, managers, officers, observers, committee members, members of any Governing Body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, shareholders, partners, limited partners, general partners, principals, members, equity sponsors, direct and indirect investors, direct and indirect equity participants, “controlling persons” (within the meaning of federal securities law), management companies, fund advisors or managers, employees, secondees, agents, trustees, advisory board members, financial advisors or managers, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.
111.“Released Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Agents; (d) the Releasing Parties; (e) each current and former Affiliate of each Entity in clause (a) through clause (f); and (f) each Related Party of each Entity in clause (a) through clause (e).
112.“Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Agents; (d) all Holders of Claims in Class 3 or Class 4 who vote to accept this Plan; (e) all Holders of Interests in Class 6 and Class 8 who affirmatively opt in to the releases set forth in this Plan; (f) all Holders of Claims or Interests who are presumed to accept this Plan and affirmatively opt in to the releases set forth in this Plan; (g) all Holders of Claims or Interests who are deemed to reject this Plan and affirmatively opt in to the releases set forth in this Plan; (h) each current and former Affiliate of each Entity in clause (a) through clause (i); and (i) each Related Party of each Entity in clause (a) through clause (h) for which such Entity is legally entitled to bind such Related Party to the releases contained in this Plan.3
113.“Reorganized Debtors” means some or all of the Debtors, as reorganized pursuant to this Plan, on and after the Effective Date, or any successors or assigns thereto including by transfer, merger, consolidation, or otherwise, and including any new Entity established in connection with the implementation of the Restructuring Transactions, including, for the avoidance of doubt, Reorganized GoHealth.
114.“Reorganized GoHealth” means GoHealth, Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date; provided that if Reorganized GoHealth is a limited liability company it shall make an initial election to be classified as a corporation for U.S. federal income tax purposes.
115.“Required Lenders” means, as of any date of determination, Consenting Lenders holding at least 50.01% of the sum of the aggregate principal amount of Super-Priority Loan Claims and First Lien Claims, in each case, that are held by Consenting Lenders; provided that if the proposed modification, amendment, waiver or supplement to (x) any Definitive Document or (y) any of the Exit Facility Term Sheet, Governance Term Sheet, or this Plan, in each case under this clause (y) as in effect as of the Lender Voting Deadline, has (i) a material, disproportionate and adverse effect on any economic or legal rights or obligations of a member of the Ad Hoc Revolver Group as compared to other similarly situated Consenting Lenders in the Ad Hoc TL Group, then the consent of at least 66.67% of the sum of the aggregate principal amount of Super-Priority Loan Claims and First Lien Claims, in each case, that are held by members of the Ad Hoc Revolver Group that are Consenting Lenders, including at least one member of the Ad Hoc Revolver Group who was not formerly a Term Lender (as defined in the First Lien Credit Agreement), shall also be required to effectuate such modification, amendment, waiver or supplement or (ii) a material, disproportionate and adverse effect on any economic or legal rights or obligations of a
3     For the avoidance of doubt, unless expressly indicated on a Ballot voting to accept this Plan, the members of the Ad Hoc Revolver Group participating in this Plan are doing so only in their capacity as holders of Super-Priority Loan Claims and/or First Lien Claims as of the Petition Date, and any actions taken by a member of the Ad Hoc Revolver Group in connection with this Plan and the Restructuring Transactions as well as any releases provided in connection with this Plan are only with respect to such lender’s interest in the Super-Priority Loan Claims or First Lien Claims that are now owned or subsequently acquired by such member of the Ad Hoc Revolver Group. In addition, the provisions of this Plan shall only apply to such trading desk(s), fund(s), account, branch, Affiliate(s), unit and/or business group(s) that have a beneficial interest in such Claim and shall not apply to any other trading desk(s), fund(s), account, branch, Affiliate(s), unit and/or business group(s) of the members of the Ad Hoc Revolver Group, which, so long as they are not acting at the direction of or for the benefit of such member of the Ad Hoc Revolver Group or such Ad Hoc Revolver Group member’s investment in the Debtors, will not be considered “Releasing Parties” or “Released Parties” under this Plan.

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member of the Ad Hoc TL Group as compared to other similarly situated Consenting Lenders in the Ad Hoc TL Group or the Ad Hoc Revolver Group, then the consent of at least 66.67% of the sum of the aggregate principal amount of Super-Priority Loan Claims and First Lien Claims, in each case, that are held by members of the Ad Hoc TL Group that are Consenting Lenders shall also be required to effectuate such modification, amendment, waiver or supplement; provided, further, that:
(i)any modification, amendment or supplement to the definition of “Definitive Documents,” “Outside Date,” “Required Lenders,” or “Restructuring Expenses” (or any constituent definitions therein) shall require at least 50.01% of the sum of the aggregate principal amount of Super-Priority Loan Claims and First Lien Claims, in each case, that are held by each of the (x) members of the Ad Hoc Revolver Group that are Consenting Lenders, including at least one member of the Ad Hoc Revolver Group who was not formerly a Term Lender (as defined in the First Lien Credit Agreement) (hereinafter, the “Required Consenting Revolver Lenders”), and (y) members of the Ad Hoc TL Group that are Consenting Lenders ((x) and (y) collectively, the “Required Consenting Ad Hoc Lenders”);
(ii)any material modification, amendment or supplement to either the terms of this Plan, Exit Facility Term Sheet and/or the Governance Term Sheet, each of which were in effect as of the Lender Voting Deadline, shall require the consent of the Required Consenting Ad Hoc Lenders (and for the avoidance of doubt, a material modification to the Exit Facility Term Sheet includes, without limitation, amendments with the effect of modifying the negative covenants, provisions relating to the existence or permitted transactions with respect to non-guarantor restricted subsidiaries, unrestricted subsidiaries and other affiliates, incremental debt capacity, the ability to refinance, repay, or extend the debt provided thereunder, liability management protections, amendment and voting provisions, assignments by lenders and intercreditor arrangements);
(iii)any modification, amendment or supplement to the definition of “Ad Hoc Revolver Group,” “Ad Hoc Revolver Group Advisors” and/or “Required Consenting Revolver Lenders” (or any constituent definitions therein) shall require the consent of at least 66.67% of the sum of the aggregate principal amount of Super-Priority Loan Claims and First Lien Claims, in each case, that are held by members of the Ad Hoc Revolver Group that are Consenting Lenders, including at least one member of the Ad Hoc Revolver Group who was not formerly a Term Lender (as defined in the First Lien Credit Agreement);
(iv)any amendment or modification to this Plan that results in an expansion of the scope and effect, except for any de minimis expansion of the scope and effect, of the release of Claims or Causes of Action against non-Debtor third parties that are not otherwise released under this Plan shall require the prior written consent of the Required Consenting Ad Hoc Lenders; and
(v)the bank regulatory provisions within the New Organizational Documents shall be in form and substance reasonably acceptable to the Required Consenting Revolver Lenders.
116.“Restructuring Expenses” means the reasonable and documented fees and out-of-pocket expenses accrued since the inception of their respective engagements related to the Restructuring Transactions (including this Plan) and not previously paid by, or on behalf of, the Debtors of: (a) the Ad Hoc TL Group Advisors and (b) the Ad Hoc Revolver Group Advisors, in each case, in accordance with any applicable engagement letter of such professional or other agreements and without further order of, or application to, the Bankruptcy Court.
117.“Restructuring Transactions” means the transactions described in Article IV of this Plan and the Restructuring Transactions Memorandum.

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118.“Restructuring Transactions Memorandum” means that certain memorandum, as may be amended, supplemented, or otherwise modified from time to time, describing the steps to be carried out to effectuate the Restructuring Transactions, the form of which shall be included in the Plan Supplement.
119.“Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to this Plan.
120.“Schedule of Retained Causes of Action” means the schedule of Causes of Action of the Debtors that are not released, waived, or transferred pursuant to this Plan, as the same may be amended, modified, or supplemented from time to time.
121.“SEC” means the United States Securities and Exchange Commission.
122.“Secured” or “Secured Claim” means a Claim:  (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.
123.“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.
124.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
125.“Senior Takeback Debt” means the senior takeback debt, in the amount of $173,923,593, that will be issued to Holders of Super-Priority Loan Claims in accordance with the Exit Facility Documents.
126.“Solicitation Materials” means, as applicable, any documents, forms, Ballots, notices, and other materials provided in connection with the solicitation of votes on this Plan, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code, including the Disclosure Statement.
127.“Specified Pro Rata Share” means the respective share of the Equity Recovery Pool that Holders of Allowed GoHealth Holdings Interests and Allowed GoHealth, Inc. Class A Common Stock shall receive under this Plan, which shall be calculated as follows: the aggregate GoHealth, Inc. Class A Common Stock and GoHealth, Inc. Class B Common Stock held by a given Holder as the numerator, divided by the total outstanding GoHealth, Inc. Class A Common Stock plus the total outstanding GoHealth, Inc. Class B Common Stock as the denominator; provided, however, that each Holder of GoHealth, Inc. Class A Common Stock or GoHealth Holdings Interests (and, in each case, such Holder’s fund(s), account, branch, Affiliate(s), unit and/or business group(s) that have a beneficial interest in such Interests) that is also a lender under the First Lien Credit Agreement or Super-Priority Credit Agreement shall each waive its right to recover its Specified Pro Rata Share of the Equity Recovery Pool.
128.“Statutory Fees” has the meaning set forth in Article XII.C of this Plan.
129.“Stockholders Agreement” means that certain stockholders agreement, dated July 15, 2020, by and among GoHealth, Inc. and the shareholders party thereto.
130.“Super-Priority Credit Agreement” means that certain Superpriority Senior Secured Credit Agreement, dated as of August 6, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Blizzard Midco, LLC, as holdings, Norvax, LLC, as borrower, the lenders party thereto, and Blue Torch Finance, LLC, as administrative agent and collateral agent.
131.“Super-Priority Loan Agent” means Blue Torch Finance, LLC, in its capacity as administrative agent and collateral agent under the Super-Priority Credit Agreement.
132.“Super-Priority Loan Claims” means any Claims on account of obligations or indebtedness under the Super-Priority Credit Agreement. For the avoidance of doubt, Super-Priority Loan Claims include any and all interest, fees, costs, and the MOIC Premium (as defined in the Super-Priority Credit Agreement).
133.“Third-Party Release” means the release set forth in Article VIII.D of this Plan.

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134.“TRA” means that certain tax receivable agreement, dated July 15, 2020, by and among GoHealth, Inc., GoHealth Holdings, LLC, and the several TRA Holders (as defined therein) from time to time party thereto.
135.“TRA Amendment” means the amendment that certain of the Debtors and certain of the TRA Holders (as defined in the TRA) that are party thereto will enter into with respect to the TRA, which will be disclosed in the Plan Supplement.
136.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
137.“Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
138.“U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.
B.Rules of Interpretation.
For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions, provided that nothing in this clause (2) shall affect any parties’ consent rights over any Definitive Documents or any amendments thereto as provided for herein; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with this Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles of this Plan; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors, as applicable, in such a manner that is consistent with the overall purpose and intent of this Plan, all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall be conclusive; (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail; (17) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company Laws; (18) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; and (19) unless otherwise specified, any action to be taken on the Effective Date may be taken on the Effective Date or as soon as reasonably practicable thereafter.

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C.Computation of Time.
Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.
D.Governing Law.
Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) and unless otherwise specifically stated, the laws of the State of New York without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated or formed in New York shall be governed by the laws of the state of incorporation or formation of the applicable Debtor or Reorganized Debtor.
E.Reference to Monetary Figures.
All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.
F.Reference to the Debtors or the Reorganized Debtors.
Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to (1) the Debtors or (2) the Reorganized Debtors shall, in each case, mean the Debtors and/or the Reorganized Debtors, as applicable, to the extent the context requires.
G.Nonconsolidated Plan.
Although for purposes of administrative convenience and efficiency this Plan has been Filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, this Plan does not provide for the substantive consolidation of any of the Debtors.
H.Controlling Document.
In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan, including the Plan Supplement, the Confirmation Order shall control.

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Article I.
ADMINISTRATIVE CLAIMS, PROFESSIONAL FEE CLAIMS, PRIORITY TAX CLAIMS, AND RESTRUCTURING EXPENSES
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and are therefore excluded from the Classes of Claims and Interests set forth in Article III of this Plan.
A.Administrative Claims.
Except with respect to Administrative Claims that are Professional Fee Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of such Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim (including Claims of the type described in section 503(b)(9) of the Bankruptcy Code), in full and final satisfaction of its Allowed Administrative Claim, shall be paid in full in Cash in accordance with the following:  (1) if such Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date, or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.
B.Professional Fee Claims.
1.Final Fee Applications and Payment of Professional Fee Claims.
All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund on the Effective Date with Cash equal to the Professional Fee Amount, as soon as reasonably practicable after such Professional Fee Claims are Allowed, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization, or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in accordance with Article II.A of this Plan.

2.Professional Fee Escrow Account.
No later than the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee

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Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to, action, order, or approval of the Bankruptcy Court.
3.Professional Fee Amount.
Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.
4.Post-Confirmation Fees and Expenses.
Except as otherwise specifically provided in this Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, or 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. A good faith estimate of the fees owed to Professionals incurred following the Confirmation Date through the Effective Date shall be included in the Professional Fee Escrow Account and paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court; provided, however, that such estimate shall not be deemed to limit the amount of fees and expenses actually incurred by such Professionals.
C.Priority Tax Claims.
Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, on the Effective Date, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
D.Payment of Restructuring Expenses.
The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course (but no later than within ten (10) Business Days of receipt of an invoice), Restructuring Expenses related to implementation, Consummation, and defense of this Plan, whether incurred before, on, or after the Effective Date in accordance with, if applicable, the respective engagement letter or fee letter and the Cash Collateral Orders, and solely upon receipt of an invoice from any Entity requesting such Restructuring Expenses with reasonable detail (but without the need for time detail). On the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

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Article II.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A.Classification of Claims and Interests.
This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of this Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.
The classification of Claims against and Interests in the Debtors pursuant to this Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Super-Priority Loan Claims	Impaired	Entitled to Vote
Class 4	First Lien Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	GoHealth Holdings Interests	Impaired	Entitled to Vote
Class 7	GoHealth, Inc. Preferred Stock	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 8	GoHealth, Inc. Class A Common Stock	Impaired	Entitled to Vote
Class 9	GoHealth, Inc. Class B Common Stock	Impaired and Receiving No Distribution	Not Entitled to Vote (Deemed to Reject)
Class 10	Intercompany Claims	Unimpaired / Impaired and Receiving No Distribution	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 11	Intercompany Interests	Unimpaired / Impaired and Receiving No Distribution	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
B.Treatment of Claims and Interests.
Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under this Plan the treatment described below in full and final satisfaction, settlement, compromise, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent less favorable treatment is agreed to by the Debtors, with the consent of the Required Lenders (not to be unreasonably withheld), and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

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1.Class 1 – Other Secured Claims.
(a)Classification: Class 1 consists of all Other Secured Claims.
(b)Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed Other Secured Claim, in full and final satisfaction, settlement, release, and discharge of such Allowed Other Secured Claim, shall either:
(i)receive payment in full in Cash;
(ii)have its Allowed Other Secured Claim Reinstated; or
(iii)receive such other treatment that renders its Allowed Other Secured Claim Unimpaired.
(c)Voting: Class 1 is Unimpaired under this Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject this Plan.
2.Class 2 – Other Priority Claims.
(a)Classification: Class 2 consists of all Other Priority Claims.
(b)Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date (or, if payment is not then due, in accordance with such Allowed Other Priority Claim’s terms in the ordinary course of business), each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Allowed Other Priority Claim, treatment consistent with section 1129(a) of the Bankruptcy Code.
(c)Voting: Class 2 is Unimpaired under this Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject this Plan.
3.Class 3 – Super-Priority Loan Claims.
(a)Classification: Class 3 consists of all Super-Priority Loan Claims.
(b)Allowance: The Super-Priority Loan Claims shall be deemed Allowed in the aggregate amount of $173,923,593 (for the avoidance of doubt, this $173,923,593 is inclusive of (i) the principal amount of the loans made under Super-Priority Credit Agreement, (ii) the MOIC Premium (as defined in the Super-Priority Credit Agreement), and (iii) the accrued and unpaid interest on the portion of the loans made under the Super-Priority Credit Agreement that are not subject to the MOIC Premium), plus (x) accrued and unpaid interest on loans made under the Super-Priority Credit Agreement that are subject to the MOIC Premium, (y) accrued and unpaid interest on the MOIC Premium, and (z) any other fees, costs, or other amounts due and owing pursuant to the Super-Priority Credit Agreement.
(c)Treatment: Except to the extent that a Holder of an Allowed Super-Priority Loan Claim agrees to less favorable treatment of its Allowed Super-Priority Loan Claim, on the Effective Date, each Holder of an Allowed Super-Priority Loan Claim shall receive, in

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full and final satisfaction, settlement, release, and discharge of such Allowed Super-Priority Loan Claim, its Pro Rata share of the Senior Takeback Debt.
(d)Voting: Class 3 is Impaired under this Plan. Therefore, Holders of Allowed Super-Priority Loan Claims are entitled to vote to accept or reject this Plan.
4.Class 4 – First Lien Claims.
(a)Classification: Class 4 consists of all First Lien Claims.
(b)Allowance: The First Lien Claims shall be deemed Allowed in the aggregate amount of $598,275,099 (for the avoidance of doubt, this $598,275,099 is inclusive of accrued and unpaid interest on the principal amount of loans made under the First Lien Credit Agreement and any other fees, costs, or other amounts due and owing pursuant to the First Lien Credit Agreement).
(c)Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment of its Allowed First Lien Claim, on the Effective Date, each Holder of an Allowed First Lien Claim shall receive, in full and final satisfaction, settlement, release, and discharge of such Allowed First Lien Claim, its Pro Rata share of:
(i)the Junior Takeback Debt; and
(ii)the New Common Interests, subject to dilution, if any, on account of the Management Incentive Plan.
Notwithstanding the foregoing, to the extent that a Holder of an Allowed First Lien Claim that is a member of the Ad Hoc Revolver Group advises the Debtors in writing no less than five (5) Business Days prior to the Effective Date that it declines receipt of its Pro Rata share of the New Common Interests, such declined New Common Interests shall be re-allocated pro rata among the members of the Ad Hoc Revolver Group that do not decline receipt of the New Common Interests.

(d)Voting: Class 4 is Impaired under this Plan. Therefore, Holders of Allowed First Lien Claims are entitled to vote to accept or reject this Plan.
5.Class 5 – General Unsecured Claims.
(a)Classification: Class 5 consists of all General Unsecured Claims.
(b)Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date (or, if payment is not then due, in accordance with such Allowed General Unsecured Claim’s terms in the ordinary course of business), each Holder of an Allowed General Unsecured Claim shall, in full and final satisfaction, settlement, release, and discharge of such Allowed General Unsecured Claim, and at the option of the Debtors, with the consent of the Required Lenders, or the Reorganized Debtors:
(i)have its Allowed General Unsecured Claim Reinstated; or
(ii)receive payment in full in Cash on the date any payment is due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to, or the agreement governing, such Allowed General Unsecured Claim.
(c)Voting: Class 5 is Unimpaired under this Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted this Plan pursuant to section 1126(f)

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of the Bankruptcy Code. Therefore, Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject this Plan.
6.Class 6 – GoHealth Holdings Interests.
(a)Classification: Class 6 consists of all GoHealth Holdings Interests.
(b)Treatment: Except to the extent that a Holder of an Allowed GoHealth Holdings Interest agrees to less favorable treatment, on the Effective Date, each Holder of an Allowed GoHealth Holdings Interest shall receive, in full and final satisfaction of such Interest, its Specified Pro Rata Share of the Equity Recovery Pool.
(c)Voting: Class 6 is Impaired under this Plan. Therefore, Holders of Allowed GoHealth Holdings Interests are entitled to vote to accept or reject this Plan.
7.Class 7 – GoHealth, Inc. Preferred Stock.
(a)Classification: Class 7 consists of all GoHealth, Inc. Preferred Stock.
(b)Treatment: Except to the extent that a Holder of Allowed GoHealth, Inc. Preferred Stock agrees to less favorable treatment, on the Effective Date, all Allowed GoHealth, Inc. Preferred Stock shall be Reinstated and converted to GoHealth Preferred Interests.
(c)Voting: Class 7 is Unimpaired under this Plan. Holders of Allowed GoHealth, Inc. Preferred Stock are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed GoHealth, Inc. Preferred Stock are not entitled to vote to accept or reject this Plan.
8.Class 8 – GoHealth, Inc. Class A Common Stock.
(a)Classification: Class 8 consists of all GoHealth, Inc. Class A Common Stock.
(b)Treatment: Except to the extent that a Holder of Allowed GoHealth, Inc. Class A Common Stock agrees to less favorable treatment, on the Effective Date, each Holder of Allowed GoHealth, Inc. Class A Common Stock (except, for the avoidance of doubt, Holders of such Interests that are Debtors) shall receive, in full and final satisfaction of such Interest, its Specified Pro Rata Share of the Equity Recovery Pool.
(c)Voting: Class 8 is Impaired under this Plan. Therefore, Holders of Allowed GoHealth, Inc. Class A Common Stock are entitled to vote to accept or reject this Plan.
9.Class 9 – GoHealth, Inc. Class B Common Stock.
(a)Classification: Class 9 consists of all GoHealth, Inc. Class B Common Stock.
(b)Treatment: On the Effective Date, all GoHealth, Inc. Class B Common Stock shall be cancelled, released, discharged, extinguished, and of no further force or effect, and Holders of such GoHealth, Inc. Class B Common Stock shall receive no distribution.
(c)Voting: Class 9 is Impaired under this Plan. Holders of GoHealth, Inc. Class B Common Stock are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed GoHealth, Inc. Class B Common Stock are not entitled to vote to accept or reject this Plan.
10.Class 10 – Intercompany Claims.
(a)Classification: Class 10 consists of all Intercompany Claims.
(b)Treatment: On the Effective Date, each Allowed Intercompany Claim shall be, at the option of the Debtors, with the consent of the Required Lenders, or the Reorganized Debtors:

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(i)Reinstated;
(ii)adjusted, converted to equity, set off, settled, distributed, or contributed;
(iii)discharged, cancelled, and released without any distribution on account of such Allowed Intercompany Claim; or
(iv)otherwise addressed at the option of the Debtors, with the consent of the Required Lenders, or the Reorganized Debtors.
(c)Voting: Class 10 is Unimpaired if the Allowed Intercompany Claims are Reinstated or Impaired if the Allowed Intercompany Claims in Class 10 are adjusted, converted to equity, set off, distributed, contributed, or discharged, cancelled, and released. Holders of Allowed Intercompany Claims in Class 10 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
11.Class 11 – Intercompany Interests.
(a)Classification: Class 11 consists of all Intercompany Interests.
(b)Treatment: On the Effective Date, each Allowed Intercompany Interest shall be, at the option of the Debtors, with the consent of the Required Lenders, or the Reorganized Debtors:
(i)Reinstated;
(ii)adjusted, converted to equity, set off, settled, distributed, or contributed;
(iii)discharged, cancelled, and released without any distribution on account of such Intercompany Interests; or
(iv)otherwise addressed at the option of the Debtors, with the consent of the Required Lenders, or the Reorganized Debtors.
(c)Voting: Class 11 is Unimpaired if the Allowed Intercompany Interests are Reinstated or Impaired if the Allowed Intercompany Interests in Class 11 are adjusted, converted to equity, set off, distributed, contributed, or discharged, cancelled, and released. Holders of Allowed Intercompany Interests in Class 11 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code or deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
C.Special Provision Governing Unimpaired Claims.
Except as otherwise provided in this Plan, nothing under this Plan or the Plan Supplement shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.
D.Elimination of Vacant Classes.
Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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E.Voting Classes, Presumed Acceptance by Non-Voting Classes.
If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted this Plan.
F.Intercompany Interests.
To the extent Reinstated under this Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience to maintain the prepetition corporate structure, and for the ultimate benefit of the Holders of the New Common Interests in exchange for the Debtors’ and Reorganized Debtors’ agreement under this Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, unless otherwise set forth in the Restructuring Transactions Memorandum, to the extent Reinstated pursuant to this Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.
G.Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.
Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by one or more of the Classes entitled to vote pursuant to Article III.B of this Plan. The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify this Plan in accordance with Article X of this Plan with the consent of the Required Lenders to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.
H.Controversy Concerning Impairment.
If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.
I.Subordinated Claims and Interests.
The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.
Article III.
MEANS FOR IMPLEMENTATION OF THIS PLAN
A.General Settlement of Claims and Interests.
This Plan incorporates certain settlements of issues among the Debtors and various parties in interest, including the Ad Hoc TL Group and the Ad Hoc Revolver Group. As among the settlement parties, the applicable provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to this Plan. This Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such

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Claims, Interests, Causes of Action, and controversies. Subject to Article VI of this Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be, and shall be, final.
B.Restructuring Transactions.
Before, on, and after the Effective Date, the applicable Debtors, with the consent of the Required Lenders (not to be unreasonably withheld), and the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan that are consistent with and pursuant to the terms and conditions of this Plan, including, as applicable: (1) the execution and delivery of any appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, formation, organization, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of this Plan and the Plan Supplement and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and the Plan Supplement and having other terms for which the applicable parties agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution, delivery, and entry into the Exit Facility Documents; (5) the issuance and distribution of the New Equity Interests as set forth in this Plan; (6) the implementation after the Effective Date of the Management Incentive Plan as determined at the discretion of the New Board in consultation with the Chief Executive Officer; (7) the execution and delivery of the New Organizational Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, obligations to be incurred, and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (8) such other transactions that, in the reasonable business judgment of the Debtors (subject to the consent of the Required Lenders (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, are required to effectuate the Restructuring Transactions, including any transactions set forth in the Restructuring Transactions Memorandum; and (9) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.
The Confirmation Order shall, and shall be deemed to, pursuant to sections 105, 363, 1123, and 1141 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effectuate the Restructuring Transactions described in, approved by, contemplated by, or necessary to effectuate this Plan or any of the Definitive Documents.
C.The Reorganized Debtors.
The Reorganized Debtors shall be authorized to adopt any agreements, documents, and instruments and to take any actions contemplated under this Plan as necessary to consummate this Plan. Cash payments to be made pursuant to this Plan will be made by the Debtors or the Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or the Reorganized Debtors, as applicable, to satisfy their obligations under this Plan. Except as set forth herein or as otherwise provided for in the Restructuring Transactions Memorandum, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of this Plan.
D.Sources of Consideration for Plan Distributions.
The Debtors shall fund or make distributions under this Plan, as applicable, with:  (1) the Debtors’ cash on hand as of the Effective Date, (2) the Exit Facilities, and (3) the New Equity Interests. Each distribution and issuance referred to in Article VI of this Plan shall be governed by the terms and conditions set forth in this Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents

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evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with this Plan, including the New Equity Interests, will be exempt from Securities Act registration, as described more fully in Article IV.J of this Plan.
1.Cash on Hand.
The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand as of the Effective Date and proceeds from the New Money Exit Facility to fund distributions to Holders of Allowed Claims, consistent with the terms of this Plan.
2.Exit Facilities.
On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities, the terms, conditions, structure, and principal amount of which are set forth in the Exit Facility Documents. Confirmation of this Plan shall constitute (a) approval of the Exit Facilities and the Exit Facility Documents; and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to take any and all actions necessary or appropriate to consummate the Exit Facilities, including executing and delivering the Exit Facility Documents, in each case, without any further notice to or order of the Bankruptcy Court. On the Effective Date, the Exit Facilities shall be issued and distributed as provided for in the Restructuring Transactions Memorandum and the Exit Facility Documents pursuant to, and in accordance with, this Plan.
On the Effective Date, all of the claims, new or existing Liens and security interests to be granted in accordance with the Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, valid, binding, non-avoidable, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) shall be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, and (d) shall not be subject to avoidance, recharacterization, or subordination (whether equitable, contractual, or otherwise) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, fraudulent conveyances, or other voidable transactions under the Bankruptcy Code or any applicable non-bankruptcy law, whether foreign or domestic. To the extent provided in the Exit Facility Documents, the Exit Facility Agents are authorized to file, with the appropriate authorities, mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, provincial, or other law (whether foreign or domestic) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law, regulation, order, rule, vote, consent, authorization, or approval to give notice of such Liens and security interests to third parties. The guarantees granted under the Exit Facility Documents have been granted in good faith, for legitimate business purposes and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.
3.New Equity Interests.
Reorganized GoHealth shall be authorized to issue GoHealth Preferred Interests and New Common Interests pursuant to its New Organizational Documents. The issuance of the GoHealth Preferred Interests and New Common Interests, including equity awards reserved for the Management Incentive Plan, shall be authorized as determined at the discretion of the New Board in consultation with the Chief Executive Officer of the Reorganized

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Debtors without the need for any further corporate, limited liability company, partnership or similar action or without any further action by any of the Debtors or Reorganized Debtors. On the Effective Date, the New Equity Interests shall be issued and distributed pursuant to, and in accordance with this Plan.
All of the New Equity Interests issued pursuant to this Plan shall be duly authorized and validly issued. Each distribution and issuance referred to in Article VI of this Plan shall be governed by the terms and conditions set forth in this Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution or issuance. Any Entity’s acceptance of New Equity Interests shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms, without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). The issuance of the New Equity Interests will not be registered under the Securities Act and the New Equity Interests will not be listed on any national securities exchange or quoted through any automated quotation system as of the Effective Date. Additional information relating to the applicability of the securities Laws is available in Article IV.J of this Plan.
As of the Effective Date, the Reorganized Debtors do not expect to be subject to reporting requirements promulgated under United States federal securities Law.
E.TRA Amendment.
On or before the Effective Date, certain of the Debtors and certain of the TRA Holders (as defined in the TRA) party thereto shall enter into the TRA Amendment, substantially in the form set forth in the Plan Supplement.
F.Corporate Existence.
Except as otherwise provided in this Plan, the Confirmation Order, the New Organizational Documents, the Restructuring Transactions Memorandum, or any agreement, instrument, or other document incorporated therein, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which such Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under this Plan or otherwise, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings, approvals, or consents required under applicable state, provincial, or federal law). On or after the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified in accordance with the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
G.Vesting of Assets in the Reorganized Debtors.
    Except as otherwise provided in this Plan, the Plan Supplement, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances and interests. On and after the Effective Date, except as otherwise provided in this Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor (including any Reorganized Debtor ultimately being wound down and

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liquidated in connection with the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum) shall be treated as being liable on any Claim that is discharged pursuant to this Plan.

H.New Organizational Documents.
On or immediately prior to the Effective Date, the New Organizational Documents shall be adopted or amended in a manner consistent with this Plan. To the extent required under this Plan or applicable non-bankruptcy law, rule, or regulation (whether foreign or domestic), each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation or formation in accordance with the corporate laws of the respective state, province, or country of incorporation or formation. The New Organizational Documents will prohibit the issuance of non-voting Equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be included as exhibits to the Plan Supplement. After the Effective Date, each Reorganized Debtor may amend and restate its constituent and governing documents as permitted by the laws of its jurisdiction of incorporation or formation and the terms of such documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or other applicable formation and constituent documents as permitted by the laws of the applicable states, provinces, or countries of incorporation or formation and the New Organizational Documents without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, any Holder of New Equity Interests’ acceptance of the New Equity Interests shall be deemed to constitute its agreement to be bound by the New Organizational Documents without the need for execution by any party other than the Reorganized Debtors.
From and after the Effective Date, all Holders of New Common Interests and GoHealth Preferred Interests shall be subject to the terms and conditions of the New Organizational Documents. On the Effective Date, the Reorganized Debtors shall enter into and deliver the New Organizational Documents to each Holder of New Common Interests and GoHealth Preferred Interests, which shall become effective and binding in accordance with their terms and conditions upon the parties thereto without further notice to or order of the Bankruptcy Court, act or action under applicable Law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Holders of New Common Interests and GoHealth Preferred Interests shall be deemed to have executed the New Organizational Documents and be parties thereto, without the need to deliver signature pages thereto.
I.Directors and Officers of the Reorganized Debtors.
As of the Effective Date, the terms of the current members of the board of directors of GoHealth, Inc. shall expire, and the members for the initial term of the New Board shall be appointed in accordance with the New Organizational Documents. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Except to the extent that a current director or manager on the board of directors or applicable Governing Body of the Debtors is designated to serve as a director, manager, or sole manager of a Reorganized Debtor, the current directors or managers on the board of directors or other Governing Body, or any sole manager, of the Debtors prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Debtors on or after the Effective Date, and such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the Debtors on the Effective Date. Each of the directors, managers, sole managers, and officers of each of the Reorganized Debtors shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor and may be designated, replaced, or removed in accordance with such New Organizational Documents.
J.Certain Securities Law Matters.
The Debtors expect to rely on one or more exemptions from, or transactions not subject to, the registration requirements of the Securities Act in connection with the offer, issuance, and distribution of securities pursuant to this Plan.

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Before the Petition Date, the offering of any New Common Interests and/or the offering of any other debt or equity securities as contemplated herein and/or pursuant to this Plan (any such debt or equity securities, the “Other Securities”) shall be exempt from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration under the Securities Act.
After the Petition Date, pursuant to section 1145 of the Bankruptcy Code, or, to the extent that section 1145 of the Bankruptcy Code is either not permitted or not applicable, section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration under the Securities Act, the offering, issuance, and distribution of the New Common Interests as contemplated herein and/or the offering, issuance, and distribution of Other Securities, which includes the GoHealth Preferred Interests, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. federal, state, or local laws requiring registration prior to the offering, issuance, distribution, or sale of Securities.
The New Common Interests and the Other Securities to be issued under this Plan on account of Allowed Claims in accordance with, and pursuant to, section 1145 of the Bankruptcy Code will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the SEC or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments (including, to the extent applicable, Rule 144 under the Securities Act); and (2) any restrictions on the transferability of such New Common Interests or Other Securities in the New Organizational Documents.
The New Common Interests and the Other Securities, if any, that may be issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, Regulation S under the Securities Act, and/or other available exemptions from registration will be considered “restricted securities,” will bear customary legends and transfer restrictions, and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act (including, to the extent applicable, Rule 144 under the Securities Act) and subject to any restrictions on the transferability of such New Common Interests and Other Securities, if any, in the New Organizational Documents.
Recipients of the New Common Interests and the Other Securities, if any, are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws for resales of New Common Interests.
The Reorganized Debtors need not provide any further evidence other than this Plan or the Confirmation Order to any Entity (including DTC and any nominee thereof or any transfer or similar agent for the New Common Interests) with respect to the treatment of the New Common Interests and Other Securities, if any, to be issued under this Plan under applicable securities laws. DTC, any nominee thereof and any transfer or similar agent for the New Common Interests and Other Securities, if any, shall be required to accept and conclusively rely upon this Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Interests to be issued under this Plan are exempt from registration and/or eligible for DTC, book-entry delivery, settlement, and deposit (to the extent applicable). Notwithstanding anything to the contrary in this Plan, no Entity (including DTC, any nominee thereof and any transfer or similar agent for the New Common Interests and Other Securities, if any) may require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the New Common Interests and Other Securities, if any, to be issued under this Plan are exempt from registration.
K.Management Incentive Plan.
Following the Effective Date, the New Board shall adopt and implement a Management Incentive Plan, which may provide for the grants of cash-based awards and/or equity or equity-based awards with respect to New

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Common Interests to employees, directors, consultants, and other service providers of the Reorganized Debtors, as determined at the discretion of the New Board in consultation with the Chief Executive Officer of the Reorganized Debtors.
The terms and conditions of the Management Incentive Plan, including any and all awards granted thereunder, shall be determined by the New Board in consultation with the Chief Executive Officer of the Reorganized Debtors, including with respect to the participants, allocation, timing and the form and structure and extent of issuance and vesting.
L.Preservation of Causes of Action.
In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of this Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date or any other provision of this Plan to the contrary, other than the Causes of Action released by the Debtors pursuant to the releases contained in this Plan, including in Article VIII of this Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.
The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Person or Entity may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person or Entity, except as otherwise expressly provided in this Plan, including Article VIII of this Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.
The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to this Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Person or Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in this Plan, including Article VIII of this Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.
M.Corporate Action.
Upon the Effective Date, all actions contemplated under this Plan (including the Restructuring Transactions Memorandum and the other documents contained in the Plan Supplement), the Plan Supplement, or the Confirmation Order, regardless of whether taken before, on, or after the Effective Date, shall be deemed authorized and approved by the Bankruptcy Court in all respects. All matters provided for in this Plan or deemed necessary or desirable by the Debtors before, on, or after the Effective Date involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate limited liability company, or other governance action required by the Debtors or Reorganized Debtors, as applicable, in connection with this Plan shall be deemed to have occurred and shall be in effect on the Effective Date, without any requirement of further action by the security Holders, directors,

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officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or Reorganized Debtors, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under this Plan (or necessary or desirable to effect the transactions contemplated under this Plan) in the name of and on behalf of the Debtors or Reorganized Debtors, including the New Equity Interests, the New Organizational Documents, the Exit Facilities, the Exit Facility Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy law.
N.Effectuating Documents; Further Transactions.
On and after the Effective Date, the Reorganized Debtors and their respective officers, directors, and boards are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to this Plan.
O.Director, Officer, and Manager Liability Insurance.
After the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy, and to the extent of its or their limits of liability, regardless of whether such members, managers, directors, officers, or other individuals remain in such positions on or after the Effective Date.
P.Employment Obligations.
On the Effective Date, the Reorganized Debtors, shall (1) assume all employment agreements or letters, indemnification agreements, severance agreements, or other agreements entered into with current and former employees and (2) assume and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, supplemental executive retirement plans, change-in-control agreements, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity before the Effective Date of this Plan; provided that, for the avoidance of doubt, the consummation of this Plan and Restructuring Transactions shall not trigger or be deemed to trigger (a) any change of control, change in control, immediate vesting, termination or similar provision therein or (b) an event of “good reason” (or a term of like import).
Notwithstanding anything in this Plan to the contrary, the Debtors shall not assume any (1) equity or equity-based incentive plans, employee stock purchase plans and any other agreements or awards or provisions set forth in any agreements, awards, plans or programs that provide for rights to acquire Interests or New Common Interests and (2) any agreement, award, program, or plan whose value or performance is related to Interests or New Common Interests or other ownership interests of any Debtor, in each case, which shall be deemed to be terminated on the Effective Date.
For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, as of the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

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Q.Cancellation of Instruments, Certificates, and Other Documents.
On the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, and the Stockholders Agreement, shall automatically be deemed cancelled, discharged, and of no further force and effect, and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect, and the Agents shall be released from all duties and obligations thereunder. Holders of, or parties to, such cancelled instruments, certificates, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan or the Confirmation Order.
R.Section 1146 Exemption.
To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under this Plan or pursuant to:  (1) the issuance, Reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, as applicable; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security pursuant to this Plan; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

S.Cashless Transactions.
Notwithstanding anything to the contrary set forth herein, the treatment of Claims, distributions, and other transactions contemplated hereby may, at the election of the applicable participating parties, be effectuated by netting or other form of cashless implementation.

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Article IV.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.Assumption and Rejection of Executory Contracts and Unexpired Leases.
On the Effective Date, except as otherwise provided herein and subject to the consent of the Required Lenders (not to be unreasonably withheld), all Executory Contracts or Unexpired Leases will be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) previously expired or terminated pursuant to their own terms; (2) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (3) are the subject of a motion to reject that is pending on the Effective Date; or (4) have an ordered or requested effective date of rejection that is after the Effective Date.
Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions and/or assumptions and assignments of the Executory Contracts or Unexpired Leases as set forth in this Plan or Schedule of Proposed Cure Amounts, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to this Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.
Unless otherwise provided in this Plan or agreed to by the Debtors (with the consent of the Required Lenders (not to be unreasonably withheld)), each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.
To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in this Plan, the Debtors, subject to the consent of the Required Lenders (not to be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Proposed Cure Amounts at any time up to forty-five (45) days after the Effective Date.
To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

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To the extent that the D&O Liability Insurance Policies are considered to be Executory Contracts, notwithstanding anything in this Plan to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all unexpired D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or before the Petition Date pursuant to section 365(a) of the Bankruptcy Code, and entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under this Plan as to which no Proof of Claim need be Filed.
B.Claims Based on Rejection of Executory Contracts or Unexpired Leases.
Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, and (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of this Plan, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B of this Plan and may be objected to in accordance with the provisions of Article VII of this Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.
C.Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
The Debtors or Reorganized Debtors, as applicable, shall pay Cures, if any, on or prior to the Effective Date or as soon as reasonably practicable thereafter, with the amount and timing of payment of any such Cure dictated by the underlying agreements and/or the ordinary course of business among the parties thereto. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to a proposed assumption, including pursuant to this Plan, or related Cure amount must be Filed, served, and actually received by counsel to the Debtors no later than the date that is thirty (30) days after the Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, as applicable, without the need for any objection by the Debtors or Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors, as applicable, of the applicable Cure costs; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Debtors or Reorganized Debtors, as applicable, also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or such other setting as requested by the Debtors for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.
If there is any dispute regarding any Cure costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure costs shall occur (1) as soon as reasonably

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practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment) or (2) as may be agreed upon by the Debtors (with the consent of the Required Lenders (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors (with the consent of the Required Lenders (not to be unreasonably withheld)) and the Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute.
Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise and payment of any applicable Cure cost (including in the amount of $0.00, if applicable) pursuant to this Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contracts or Unexpired Leases at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s finding of adequate assurance of future performance under all assumed Executory Contracts and Unexpired Leases.
D.Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.
Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.
E.Insurance Policies.
Each of the Debtors’ insurance policies (including D&O Liability Insurance Policies) and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under this Plan. Unless otherwise provided in this Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors, and all obligations of the Debtors under such insurance policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall continue as obligations of the Reorganized Debtors.
F.Indemnification Provisions.
All Indemnification Provisions, consistent with applicable law, currently in place (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the benefit of current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be (1) reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the Indemnification Provisions in place prior to the Effective Date, and (2) shall be assumed by the Reorganized Debtors; provided that nothing shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date or constitute a finding or conclusion that any party that may seek indemnification is entitled to indemnification under the terms of such Indemnification Provisions or is

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intended to effectuate the survival of any indemnification obligations for any party other than those parties with rights to indemnification under such Indemnification Provisions as of the Petition Date.
After the Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions on or after the Effective Date.
G.Reservation of Rights.
Nothing contained in this Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors (with the consent of the Required Lenders (not to be unreasonably withheld)) or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under this Plan.
H.Nonoccurrence of Effective Date.
In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.
I.Contracts and Leases Entered into After the Petition Date.
Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.
Article V.
PROVISIONS GOVERNING DISTRIBUTIONS
A.Timing and Calculation of Amounts to Be Distributed.
Unless otherwise provided in this Plan or paid pursuant to a prior Bankruptcy Court order, on the Effective Date (or, if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions applicable to such Holder that this Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of this Plan. Except as otherwise provided in this Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.
Notwithstanding the foregoing, (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the

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Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of this Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.
B.Disbursing Agent.
All distributions under this Plan shall be made by the Disbursing Agent on, or as reasonably practicable after, the Effective Date or as due in the ordinary course of business. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.
All distributions to any Disbursing Agent on behalf of the Holders of Claims (or the designees of such Holders, as applicable) shall be deemed completed by the Debtors when received by such Disbursing Agent. Distributions made under this Plan shall be made to any such Holders (or the designees of such Holders, as applicable) by the applicable Disbursing Agent.
C.Rights and Powers of Disbursing Agent.
1.Powers of the Disbursing Agent.
The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
2.Expenses Incurred On or After the Effective Date.
Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course without duplication of payments of Restructuring Expenses or Professional fees.
D.Delivery of Distributions and Undeliverable or Unclaimed Distributions.
1.Record Date for Distribution.
On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date (or the designees of such Holders, as applicable). If a Claim, other than one based on a Security that is traded on a recognized securities exchange, is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. For the avoidance of doubt, the Distribution Record Date shall not apply to Securities held through DTC, which shall receive distributions in accordance with the applicable procedures of DTC.

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2.Delivery of Distributions in General.
Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date; (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.
3.No Fractional Distributions.
In the discretion of the Reorganized Debtors, no distribution and issuance of New Common Interests to any single Holder of Allowed Claims whose aggregate sum of New Common Interests to be distributed to such holder would be worth less than $250 value shall be made to a Holder of an Allowed Claim on account of such Allowed Claim. No fractional New Common Interests shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to this Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of New Common Interests that is not a whole number, the actual distribution of New Common Interests shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded up to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded down to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Interests to be distributed to Holders of Allowed Claims or Allowed Interests shall be adjusted as necessary to account for the foregoing rounding. For distribution purposes (including rounding), DTC will be treated as a single Holder. In the event that elections are to be made within DTC, distributions will be made at the beneficial owner level in accordance with the elections received thereto. The Debtors reserve the right to adjust the rounding conventions discussed herein, including the methods used for allocating through DTC.
4.Undeliverable Distributions and Unclaimed Property.
In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder (or its designee, as applicable), at which time such distribution shall be made to such Holder (or its designee, as applicable) on the next distribution date without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is cancelled pursuant to this Article VI.D.4, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
All distributions returned as, and that remain, undeliverable for a period of 120 days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims or Interests or its successors to such property or interest in property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution of such unclaimed property.
Checks issued on account of Allowed Claims shall be null and void if not negotiated within 120 days after the date of issuance thereof. Thereafter, the amount represented by such voided checks shall irrevocably revert to the Reorganized Debtors and any Claim in respect of any such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check before

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120 days after issuance shall be made to the applicable Disbursing Agent by the Holder of the Allowed Claim to whom such check was originally issued.
5.Surrender of Canceled Instruments or Securities.
On the Effective Date or as soon as reasonably practicable thereafter, each Holder (and the applicable Agents for such Holder) of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV of this Plan shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties with respect to one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under this Plan, charging Liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims or Interests that are Unimpaired under this Plan.
6.Distributions on Account of Obligations of Multiple Debtors.
Each Claim asserted against multiple Debtors shall be treated as a single Claim and its Holder shall be entitled to a single distribution. For the avoidance of doubt, no Holder of any Claim shall receive more than a 100% recovery on account of such Holder’s Claim.
E.Manner of Payment.
At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.
F.Indefeasible Distributions.
Any and all distributions made under this Plan shall be indefeasible and not subject to clawback or turnover provisions.
G.Compliance with Tax Requirements.
In connection with this Plan, to the extent applicable, the Disbursing Agent and the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. Any such amounts deducted or withheld and timely paid to the appropriate taxing authority shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.
Any person entitled to receive any property as an issuance or distribution under this Plan shall, upon request, deliver to the applicable Disbursing Agent an appropriate Form W-9 or (if the payee is a non-U.S. Person) applicable Form W-8.

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H.Allocations.
Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.
I.No Postpetition Interest on Claims.
Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.
J.Foreign Currency Exchange Rate.
Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition) on the Petition Date.
K.Setoffs and Recoupment.
Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of this Plan on or before the Effective Date.
L.Claims Paid or Payable by Third Parties.
1.Claims Paid by Third Parties.
The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within five (5) Business Days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the five (5) Business Day grace period specified above until the amount is fully repaid.

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2.Claims Payable by Third Parties.
No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy or is found liable for satisfying in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
3.Applicability of Insurance Policies.
Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein, nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
Article VI.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
A.Disputed Claims Process.
Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan and as otherwise required by this Plan, Holders of Claims need not file Proofs of Claim, and Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. Except for Proofs of Claim permitted by the Cash Collateral Orders, all Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors or the Reorganized Debtors. Except for Proofs of Claim permitted by the Cash Collateral Orders, upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding (1) the amount of any Cure pursuant to section 365 of the Bankruptcy Code and (2) Claims (including Administrative Claims and Professional Fee Claims) that the Debtors seek to have determined by the Bankruptcy Court, shall, in all cases, be determined by the Bankruptcy Court.
For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under this Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of this Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.
B.Allowance of Claims.
After the Effective Date and subject to the terms of this Plan, the Reorganized Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately

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before the Effective Date. The Reorganized Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.
C.Claims Administration Responsibilities.
Except as otherwise specifically provided in this Plan, the Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) File, withdraw, or litigate to judgment any objections to Claims, (2) settle or compromise any such objections to Claims without further notice to or action, order, or approval of the Bankruptcy Court, and (3) administer and adjust the Claims Register to reflect such settlements or compromises without further notice to or action, order, or approval of the Bankruptcy Court. Except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Claim or Interest (including any Disputed Claim or Interest), including the Causes of Action retained pursuant to this Plan, as applicable.
Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy Law. If the Debtors or Reorganized Debtors, as applicable, dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all Claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.
D.Estimation of Claims and Interests.
Before, on, or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in this Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under this Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.
E.Adjustment to Claims or Interests without Objection.
Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged (including pursuant to this Plan) on the Claims Register by the Debtors or the Reorganized Debtors or the Claims and Noticing Agent without the Debtors or the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.
F.Disallowance of Claims or Interests.
Except as otherwise expressly set forth herein, and subject to the terms of this Plan, including Article VIII of this Plan, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed disallowed if:  (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as

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applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.
G.No Distributions Pending Allowance.
Notwithstanding any other provision of this Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount pending resolution of the dispute.
H.Distributions After Allowance.
To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court Allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.
Article VII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS
A.Discharge of Claims and Termination of Interests.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to this Plan or the Confirmation Order, including the Plan Supplement and Definitive Documents, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action (including any Causes of Action or Claims based on theories or allegations of successor liability) that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted this Plan. Except as otherwise provided herein, any default or “event of default” by the Debtors with respect to any Claim or Interest existing immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than any Reinstated Claims) and Interests (other than any GoHealth, Inc. Preferred Stock or Intercompany Interests that are Reinstated), subject to the occurrence of the Effective Date, except as otherwise specifically provided in this Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to this Plan.

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B.Release of Liens.
Except as otherwise provided in the Exit Facility Documents, this Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, in satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, benefit, title, and interest of any Holder (and the applicable Agents of such Holder, including the Agents) of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert and, as applicable, be reassigned, surrendered, reconveyed, or retransferred to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder, including the Agents) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder, including the Agents) and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.
To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to this Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, at the sole cost and expense of the Reorganized Debtors, such Holder (or the agent for such Holder) shall take any and all steps reasonably requested by the Debtors or the Reorganized Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.
C.Releases by the Debtors.
Except as otherwise specifically provided in this Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under this Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by this Plan, the adequacy of which is hereby confirmed, as of the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by and on behalf of each and all of the Debtors, their Estates, and the Reorganized Debtors, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, their Estates, and the Reorganized Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or herein-after arising, whether in Law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively), or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof or

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otherwise), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the Restructuring Transactions, the Chapter 11 Cases, the Debtors’ in or out-of-court restructuring efforts, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements or interaction between or among any Debtor and any Released Party, the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Cash Collateral Orders, the Confirmation Order, any other Definitive Document, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, this Plan, the Plan Supplement, the Exit Facilities, the Exit Facility Documents, the New Equity Interests, any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with this Plan, the Disclosure Statement, the Cash Collateral Orders, the Plan Supplement, or any other Definitive Document, or any Restructuring Transaction, the solicitation of votes with respect to this Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement under the Restructuring Transactions, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.
Notwithstanding anything to the contrary in the foregoing Debtor Release, the Debtor Release set forth above does not release (1) any post-Effective Date obligations of any party or Entity under this Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan; (2) any Causes of Action specifically retained by the Debtors pursuant to a schedule of retained Causes of Action to be attached as an exhibit to the Plan Supplement; or (3) any Released Party from actual fraud, willful misconduct, or gross negligence, in each case, as determined by a Final Order.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (2) a good faith settlement and compromise of the claims or Causes of Action released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for a hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release against any of the Released Parties.

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D.Releases by the Releasing Parties.
Except as otherwise specifically provided in this Plan or the Confirmation Order, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, as of the Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, and their Estates (as applicable) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, whether in Law or equity, whether sounding in tort or contract, whether arising under federal or state statutory or common Law, or any other applicable international, foreign, or domestic law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that such Holders or their Estates, Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, the Reorganized Debtors, or their Estates or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof or otherwise), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the Restructuring Transactions, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Debtors’ in or out-of-court restructuring efforts, intercompany transactions between or among the Debtors or between the Debtors and their non-Debtor Affiliates, the Cash Collateral Orders, the Confirmation Order, any other Definitive Document, the formulation, preparation, dissemination, negotiation, or filing of this Plan, the Disclosure Statement, the Plan Supplement, the Exit Facilities, the Exit Facility Documents, the New Equity Interests, any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with this Plan, the Disclosure Statement, the Cash Collateral Orders, or the Plan Supplement, any other Definitive Document, the solicitation of votes with respect to this Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.
Notwithstanding anything to the contrary in the foregoing Third-Party Release, the Third-Party Release set forth above does not release (1) any post-Effective Date obligations of any party or Entity under this Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement this Plan; (2) the rights of any Holder of Allowed Claims to receive distributions under this Plan; (3) any Causes of Action specifically retained by the Debtors pursuant to a schedule of retained Causes of Action to be attached as an exhibit to the Plan Supplement; or (4) any Claims against a Released Party arising from actual fraud, willful misconduct, or gross negligence, in each case, as determined by a Final Order.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the Confirmation of this Plan; (3) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the

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Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing this Plan; (4) a good faith settlement and compromise of the claims or Causes of Action released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for a hearing; and (8) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release, except as provided therein.
E.Exculpation.
Except as otherwise expressly provided in this Plan or the Confirmation Order, to the fullest extent permitted by applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, no Exculpated Party shall have or incur any liability for, and each Exculpated Party is exculpated from, any claim or Cause of Action arising between the Petition Date and the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of this Plan, Disclosure Statement, the Plan Supplement, the Exit Facilities, the Exit Facility Documents, the New Equity Interests, the Cash Collateral Orders, any other Definitive Document, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by this Plan or the reliance by any Exculpated Party on this Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with this Plan, the Disclosure Statement, the Cash Collateral Orders, the Plan Supplement, the negotiation and pursuit of the Definitive Documents, the Plan Supplement, the pursuit of Confirmation, the pursuit of Consummation, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan.
The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of votes to accept or reject this Plan and distribution of consideration pursuant to this Plan and, therefore, are not, and on account of such distributions will not, be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of Securities thereunder. In addition, notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under this Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement this Plan.
F.Injunction.
Except as otherwise specifically provided in this Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests or Causes of Action that have been released, discharged, settled, or are subject to exculpation under this Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action, Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Causes of Action, Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Causes of Action, Claims or Interests; (4) asserting any right of setoff, subrogation

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or recoupment of any kind against any obligation due from such Entities or against the property of such Entities, in each case, on account of or in connection with or with respect to any such Causes of Action, Claims or Interests unless such Holder has (a) Filed a motion requesting the right to perform such setoff or (b) asserted a right of setoff in a Filed a Proof of Claim, in each case, on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action, Claims or Interests released, discharged, subject to exculpation, or settled pursuant to this Plan.
Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Each Holder of an Allowed Claim by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth in this Plan.
G.Protections Against Discriminatory Treatment.
Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.
H.Document Retention.
On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.
I.Reimbursement or Contribution.
If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.
Article VIII.
CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN
A.Conditions Precedent to the Effective Date.
It shall be a condition to the Effective Date of this Plan that the following conditions shall have been satisfied or waived pursuant to Article IX.B of this Plan:
i.the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate this Plan and the Restructuring Transactions, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

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ii.each Definitive Document, including any exhibits, schedules, amendments, modifications, or supplements thereto shall have been executed or otherwise effectuated and be in form and substance reasonably acceptable to the Debtors and the Required Lenders, except as otherwise specified in this Plan;
iii.all fees and expenses of retained Professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account;
iv.all accrued and unpaid Restructuring Expenses shall have been paid in full;
v.the Bankruptcy Court shall have entered the Confirmation Order and the Final Cash Collateral Order, each of which shall (1) be in form and substance acceptable to the Required Lenders and the Debtors and (2) have become a Final Order;
vi.the New Common Interests and GoHealth Preferred Interests shall have been issued by the Reorganized Debtors (or shall be issued concurrently with the effectiveness of this Plan);
vii.the New Organizational Documents, subject to the consent rights set forth in this Plan, shall have been executed and/or effectuated (or shall be executed and/or effectuated concurrently with the effectiveness of this Plan) and be in form and substance acceptable only to the Required Lenders in their sole discretion;
viii.the Exit Facility Documents, subject to the consent rights set forth in this Plan, shall have been executed and/or effectuated (or shall be executed and/or effectuated concurrently with the effectiveness of this Plan) and shall be in form and substance acceptable to the Debtors and the Required Lenders;
ix.the Debtors shall have assumed (or amended and assumed) the Carrier Contracts;
x.the TRA Amendment shall have been executed and/or effectuated (or shall be executed and/or effectuated concurrently with the effectiveness of this Plan);
xi.no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued any order making illegal or otherwise restricting, limiting, preventing, or prohibiting the consummation of any of the Restructuring Transactions or any of the Definitive Documents; and
xii.as of the Effective Date, no temporary restraining order, preliminary or permanent injunction, judgment, or other order preventing the Restructuring Transactions or any of the transactions contemplated by any of the Definitive Documents, shall have been entered, issued, rendered, or made, nor shall any proceeding seeking any of the foregoing be commenced or pending; nor shall any proceeding seeking any of the foregoing be threatened by a governmental body; nor shall there be any law promulgated, enacted, entered, enforced, or deemed applicable to any of the parties which makes the consummation of the Restructuring Transactions or any of the transactions contemplated by any of the Definitive Documents illegal, void or rescinded.
B.Waiver of Conditions.
The conditions to Confirmation and Consummation set forth in Article IX.A of this Plan may be waived, in whole or in part, with the written consent (email shall suffice) of the Debtors and the Required Lenders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate this Plan.
C.Effect of Failure of Conditions.
If Consummation does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan, or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors or any Holder of Claims, Liens, or Interests of any Claim, Lien, or Interest; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, respectively.

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D.Substantial Consummation.
“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.
Article IX.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN
A.Modification and Amendments.
Except as otherwise specifically provided in this Plan, the Debtors reserve the right to modify this Plan with the consent of the Required Lenders (not to be unreasonably withheld), whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan; provided that any such modification, whether material or immaterial, shall be reasonably acceptable in form and substance to the Required Lenders. Subject to those restrictions on modifications set forth in this Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify this Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of this Plan.
B.Effect of Confirmation on Modifications.
Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.
C.Revocation or Withdrawal of Plan.
The Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims, Liens, or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by such Debtor or any other Entity.
Article X.
RETENTION OF JURISDICTION
Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:
i.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

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ii.decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;
iii.resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of this Plan, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
iv.ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of this Plan;
v.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
vi.adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
vii.enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with this Plan, the Confirmation Order, or the Disclosure Statement;
viii.enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
ix.resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;
x.issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of this Plan;
xi.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, discharges, exculpations, and other provisions contained in this Plan, including under Article VIII hereof, whether arising prior to or after the Effective Date, and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;
xii.resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L of this Plan;
xiii.enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
xiv.determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with this Plan, the Plan Supplement, or the Disclosure Statement;
xv.enter an order concluding or closing the Chapter 11 Cases;
xvi.adjudicate any and all disputes arising from or relating to distributions under this Plan or any transactions contemplated therein;

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xvii.consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
xviii.determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
xix.hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;
xx.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
xxi.hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in this Plan, including under Article VIII of this Plan, regardless of whether such termination occurred prior to or after the Effective Date;
xxii.enforce all orders previously entered by the Bankruptcy Court; and
xxiii.hear any other matter not inconsistent with the Bankruptcy Code.
xxiv.As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the Definitive Documents contained in the Plan Supplement shall be governed in accordance with the applicable jurisdictional, forum selection, or dispute resolution clauses in such documents, and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XI
MISCELLANEOUS PROVISIONS
A.Immediate Binding Effect.
Subject to Article IX.A of this Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, or 9014, or otherwise, upon the occurrence of the Effective Date, the terms of this Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Holders of Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims or Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or Interest has voted on this Plan.
B.Additional Documents.
On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of this Plan, subject to the consent of the Required Lenders (not to be unreasonably withheld). The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.
C.Payment of Statutory Fees.
All fees due and payable pursuant to 28 U.S.C. § 1930 and any interest thereon pursuant to 31 U.S.C. § 3717 (together, “Statutory Fees”) prior to the Effective Date will be paid by the Debtors in full in Cash on the Effective Date. After the Effective Date, the Reorganized Debtors shall be jointly and severally liable to pay and shall pay any and all Statutory Fees in full in Cash when due and payable. The Reorganized Debtors shall file with

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the Bankruptcy Court all monthly operating reports due prior to the Effective Date when they become due. After the Effective Date, the Reorganized Debtors shall file with the Bankruptcy Court all quarterly post-confirmation reports when they become due. The Reorganized Debtors shall remain obligated to pay Statutory Fees until the earliest of when the Chapter 11 Cases are closed, dismissed, or converted to cases under chapter 7 of the Bankruptcy Code. Statutory Fees are Allowed. The U.S. Trustee shall not be required to file any Administrative Claim or other request for payment in these cases for Statutory Fees and shall not be treated as providing any release under the Plan. Notwithstanding anything in the Plan and/or Plan Supplement to the contrary, nothing in the Plan and/or Plan Supplement shall:  (1) constitute a determination (judicial or otherwise) that future distributions in the Chapter 11 Cases are not disbursements under 28 U.S.C. § 1930; (2) otherwise exempt or shelter future distributions in the Chapter 11 Cases from 28 U.S.C. § 1930; nor (3) in any way prejudice the U.S. Trustee’s rights under 28 U.S.C. § 1930 (which rights are fully reserved and preserved).
D.Statutory Committee and Cessation of Fee and Expense Payment.
On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.
E.Reservation of Rights.
Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Debtor with respect to this Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.
F.Successors and Assigns.
The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.
G.Notices.
All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
1.if to the Debtors, to:
GoHealth, Inc.
222 West Merchandise Mart Plaza, Suite 1750
Chicago, Illinois 60654
Attention: Bradley Burd
Email address: bburd@gohealth.com

with copies to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention: Anup Sathy, P.C., Alexandra F. Schwarzman, P.C., and David R. Gremling

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Email addresses:     anup.sathy@kirkland.com
        alexandra.schwarzman@kirkland.com
        dave.gremling@kirkland.com

- and –

Pachulski Stang Ziehl & Jones LLP
919 North Market Street, 17th Floor
Wilmington, Delaware 19801
Attention: Laura Davis Jones, James O’Neill, and Edward A. Corma
Email addresses:     ljones@pszjlaw.com
        joneill@pszjlaw.com
        ecorma@pszjlaw.com

2.if to the Ad Hoc TL Group, to:
Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Tower
2001 K Street N.W.
Washington, DC 20006
Attention: Scott Alberino and Benjamin Taylor
Email addresses:     salberino@akingump.com
taylorb@akingump.com

-and-

Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street
Suite 1800
Dallas, TX 75201
Attention: Nicholas Houpt
Email addresses: nhoupt@akingump.com
3.if to the Ad Hoc Revolver Group, to:
Cahill Gordon & Reindel
32 Old Slip
New York, New York 10005
Attention: Joel Moss and Jordan Wishnew
Email addresses: jmoss@cahill.com
        jwishnew@cahill.com

    After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.
H.Term of Injunctions or Stays.
Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court that is in existence on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained

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in this Plan or the Confirmation Order shall remain in full force and effect from and after the Effective Date in accordance with their terms.
I.Entire Agreement.
Except as otherwise indicated, this Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.
J.Exhibits.
All exhibits and documents included in the Plan Supplement are incorporated into and are an integral part of this Plan and are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the addresses above or by downloading such exhibits and documents from the Debtors’ restructuring website at www.bankruptcy.angeiongroup.com/gohealth or the Bankruptcy Court’s website at www.deb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of this Plan shall control.
K.Nonseverability of Plan Provisions.
If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be reasonably acceptable to the Debtors and the Required Lenders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ (or Reorganized Debtors’) and Required Lenders’ consent; and (3) nonseverable and mutually dependent.
L.Votes Solicited in Good Faith.
Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Exculpated Parties, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under this Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan and any previous plan.
M.Closing of the Chapter 11 Cases.
Upon the occurrence of the Effective Date, the Reorganized Debtors, subject to filing all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court, shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases, as determined by the Reorganized Debtors, and all contested matters (if any) relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

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N.Waiver or Estoppel.
Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

[Remainder of page intentionally left blank]

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Dated: July 13, 2026	GoHealth, Inc., on behalf of itself and all other Debtors

/s/ Vijay Kotte
Name: Vijay Kotte
Title: Chief Executive Officer